Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”) is made as of June 11, 2019, by and between Marcato Capital Management LP, a Delaware Limited Partnership, on behalf of Marcato International Master Fund Ltd., a Cayman Exempt Company (collectively, “Seller”) and the purchasers set forth on Exhibit A to this Agreement (collectively, “Buyer”).  Buyer and Seller are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”
Seller has agreed to sell to Buyer 3,702,146 shares (the “Shares”) of common stock, par value $.01 per share of Trinity Place Holdings Inc., a Delaware corporation (the “Company”), and each Buyer has agreed to purchase from Seller the number of Shares set forth across from such Buyer’s name on Exhibit A to this Agreement.
In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, the Parties agree as follows:
1.          Purchase and Sale ; Separate Agreement.
(a)          Upon the terms and subject to the conditions of this Agreement, Seller hereby sells to each Buyer, and each Buyer hereby purchases from Seller the number of Shares set forth across from such Buyer’s name on Exhibit A to this Agreement at a purchase price of $3.60 per share (the “Purchase Price”).  The Purchase Price is owing as of the date hereof, but shall be payable upon written (including by e-mail) confirmation from American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) or Buyers’ respective prime brokers that the transfer of the Shares has been affected.  As soon as practicable upon receipt of such confirmation, and in any event no later than the next business day, each Buyer shall pay to Seller an amount equal to the Purchase Price times the number of Shares purchased as set forth in Exhibit A by wire transfer of immediately available funds to one or more accounts designated in writing in advance by Seller.
(b)          Each Buyer shall be severally, and not jointly, liable for the purchase of the number of Shares set forth across from such Buyer’s name on Exhibit A to this Agreement. The Seller’s agreement with each Buyer is a separate agreement, and the sale of such Shares to each of the Buyers is a separate sale. The obligations of each Buyer hereunder are expressly not conditioned on the purchase by any or all of the other Buyers of the Shares such other Buyers have agreed to purchase.
2.          Representations and Warranties of Seller.  Seller hereby represents and warrants to each Buyer on the date hereof, as follows:
(a)          Seller is authorized to consummate the transactions contemplated by this Agreement;
(b)          Seller is authorized to enter into this Agreement; and

(c)          upon completion of the transactions contemplated by this Agreement, each Buyer will receive good and marketable title to the Shares purchased hereby, free and clear of any encumbrance, lien, claim, charge, security interest or other interests and the Shares will not be “restricted securities” pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or otherwise bear any restrictive legend pursuant to the Securities Act.
(d)          neither Seller, its affiliates nor anyone acting on its behalf has offered or sold the Shares by means of any form of general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act;
(e)          Seller acquired the Shares without a view to any public resale, subsequent distribution or other distribution thereof in violation of the Securities Act;
(f)          Neither Seller, its affiliates nor anyone acting on its behalf is a party to any contract, agreement or understanding with any person that would give rise to any brokerage commission or finder’s fee in connection with the sale of the Shares to any Buyer or consummation of the transactions contemplated by this Agreement.
(g)          Seller has received and carefully reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Agreement;
(h)          Seller has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary.  Seller has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Buyer.
(i)          Neither any Buyer nor any of their respective affiliates, members, employees and agents (i) has been requested to or has provided Seller with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.
(j)          Seller acknowledges and understands that (i) Buyer may possess material nonpublic information regarding the Company not known to Seller that may impact the value of the Shares, including, without limitation, (x) information received by principals and employees of one or more Buyers in their capacities as director, significant stockholders and/or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors (collectively, the “Buyer Information”), and that Buyer is unable to disclose the Buyer Information to Seller.  Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between Seller and Buyer.  Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
(k)          Seller agrees that none of any Buyer, their respective affiliates, principals, members, employees and agents shall have any liability to Seller, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with any Buyer’s non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of any Buyer to disclose the Buyer Information.
(l)          Seller acknowledges that (i) each Buyer is relying on Seller’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, such Buyer would not enter into this Agreement or engage in the transactions contemplated by this Agreement.
3.          Representations and Warranties of Buyer.  Each Buyer hereby represents and warrants, severally and not jointly, to Seller on the date hereof, as follows:
(a)          Buyer is authorized to consummate the transactions contemplated by this Agreement;
(b)          Buyer is authorized to enter into this Agreement;
(c)          Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (ii) is able to bear the risk of an entire loss of its investment in the Shares, and (iii) is consummating the transactions contemplated by this Agreement with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;
(d)          Buyer has received and carefully reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Agreement;
(e)          Buyer has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller.
(f)          Neither Seller nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Buyer with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.

(g)          Buyer is an accredited investor, as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer is making this investment for its own account and not for the account of others and is not buying the Shares with the present intention of reselling them.
(h)          Buyer acknowledges that (i) Seller is relying on Buyer’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, Seller would not enter into this Agreement or engage in the transactions contemplated by this Agreement.
4.          Miscellaneous. This Agreement (i) shall constitute the binding agreement of the Parties with respect to the subject matter hereof; (ii) shall constitute the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement (other than that certain letter agreement dated June 11, 2019 between Seller and certain of the Buyers relating to the proposed purchase and sale of the Shares, which letter agreement shall remain in full force and effect notwithstanding execution and delivery of this Agreement); (iii) may be executed in counterparts, each of which shall be deemed an original, including by facsimile, e-mail or other means of electronic transmission of executed counterparts, which together shall constitute one and the same agreement; (iv) all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses; (v) each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement; (vi) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; (vii) this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party; (viii) no waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving; (ix) neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; and (x) this Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Time shall be of the essence in this Agreement.
5.          Attorney’s Fees.  In the event of any litigation between the parties hereto in connection with this Agreement, the prevailing party pursuant to a final non-appealable order shall be entitled to recover the reasonable attorney’s fees and/or other reasonable costs it and its affiliates and their respective officers, directors, members, managers, partners, employees, agents, advisors and controlling persons incur in enforcing its rights under this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
Seller:	Marcato International Master Fund Ltd.

	By:	Marcato Capital Management LP

		By:	/s/ Richard McGuire
		Name:	Richard McGuire
		Title:	Managing Member

Buyer:	MFP Partners, L.P.

	By:	/s/ Timothy E. Ladin
		Name:	Timothy E. Ladin
		Title:	General Counsel

Third Avenue Trust on Behalf of Third Avenue Real Estate Value Fund

	By:	Third Avenue Management LLC, Its Investment Advisor

		By:	/s/ W. James Hall
		Name:	W. James Hall
		Title:	General Counsel

GemCap Investment Funds (Ireland) PLC – Third Avenue Real Estate Value Fund

	By:	Third Avenue Management LLC, Its Investment Advisor

		By:	/s/ W. James Hall
		Name:	W. James Hall
		Title:	General Counsel

Cougar Capital LLC

	By:	/s/ Carl J. Bennet
		Name:	Carl J. Bennet
		Title	President, Chief Financial Officer

Galbelli Enterprise Mergers and Acquisitions Fund

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President

Gabelli Global Mini Mites Fund

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President

The Gabelli Small Cap Growth Fund

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President

The Gabelli Global Small and Mid Cap Value Trust

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President

TETON Westwood Mighty MitesSM Fund

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President

The Gabelli Go Anywhere Trust

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President

By:	/s/ Richard Saltzman
Richard Saltzman

Horse Island Partners,LLC

By:	/s/ Thomas D. O'Malley Jr.
	Name:	Thomas D. O'Malley Jr.
	Title:	Managing Member